EXHIBIT 10.8
CASH PERFORMANCE SHARES AWARD AGREEMENT

KeyCorp grants to the Participant named below, in accordance with the terms, and subject to the conditions, of the KeyCorp 2019 Equity Compensation Plan (the “Plan”), this Cash Performance Shares Award Agreement (the “Award Agreement”) and the attached Acceptance Agreement, an award of the target number of performance shares (“Performance Shares” or “Award”), on the Date of Grant, each as set forth below.

Each Performance Share represents the contingent right to receive a payment in cash equal to the Fair Market Value of one Common Share, subject to the terms and conditions set forth in the Plan, this Award Agreement and the Acceptance Agreement. The Participant’s right to receive payment of all, a portion, or a multiple of the Performance Shares shall be contingent upon the level of achievement of the Performance Goals and the Participant’s continued employment, each as provided herein, in all cases subject to the other terms and conditions of this Award Agreement, the Plan and the Acceptance Agreement.

Name of Participant:	[●]

Target Number of Performance Shares:	[●]

Date of Grant:	[●]

Vesting Date:	February 17, 2025, subject to approval of the Compensation and Organization Committee of the Board of Directors, and subject to your continued employment on this date and the achievement of the Performance Goals set forth below (except as otherwise provided in this Award Agreement)

Performance Period:	January 1, 2022 through December 31, 2024

Performance Goal:	The Participant may vest in between 0% and 150% of the target number of Performance Shares subject to this Award based on the weighted level of achievement of the following “Performance Goals” during the Performance Period:

Performance Goals					Other Factors (Vesting Reduction Only)
Performance Metric	Weight	Threshold	Target	Maximum
		50% Weighted Vesting	100% Weighted Vesting	150% Weighted Vesting
Adjusted Return on Tangible Common Equity v. Peers	50%	25% ile	50% ile	75% ile	ERM Dashboard
Adjusted Cumulative Earnings Per Share	50%	75% of EPS at Plan*	100% of EPS at Plan*	125% of EPS at Plan*	Execution of Strategic Priorities
Multiplier: Total Shareholder Return vs. Peer	Modifier	<25% ile -15%	≥25% ile to ≤75% ile No Impact	>75% ile +15%	Other factors, as appropriate
Straight line interpolation applies for performance between Threshold and Maximum levels.

The Committee shall determine the level of achievement of the Performance Goals within two and one-half months after the end of the Performance Period in accordance with the provisions of this Award Agreement, the Plan and the Acceptance Agreement. Notwithstanding any other provision of the Award Agreement, the Committee may reduce the number of Performance Shares otherwise vesting based on the Other Factors set forth above, as determined by the Committee in its sole discretion.

For purposes of this Award Agreement:

EPS at Plan:	The Cumulative Earnings Per Share as set forth in the KeyCorp 2022-2024 Long Term Incentive Compensation Plan, which excludes any impact to Cumulative Earnings Per Share based on changes to interest rates. EPS at Plan may be adjusted by KeyCorp, in its discretion, to correspond to changes in interest rates.

Total Shareholder Return vs. Peers:	KeyCorp’s percentile ranking among the companies in the Peer Group (as defined below) for total shareholder return for the Performance Period, calculated based on the average closing share price over the last 20 trading days in 2021 compared to the average closing share price over the last 20 days in 2024 plus investment of dividends paid during the Performance Period.

Adjusted Return on Tangible Common Equity vs. Peers:	KeyCorp’s percentile ranking among the companies in the Peer Group (as defined below) for average annual return on tangible common equity during the three fiscal years of (or ending during) the Performance Period, with return on tangible common equity calculated as net income from continuing operations attributable to common shareholders divided by average tangible common equity from continuing operations, adjusted to remove the impact of changes in allowance for loan losses in consideration of CECL.

Adjusted Cumulative Earnings Per Share vs. Peers:	The sum of KeyCorp’s annual earnings per share for the three fiscal years in the Performance Period, as reported in the Form 10-Ks filed by KeyCorp for such fiscal years, adjusted to remove the impact of changes in allowance for loan losses in consideration of CECL.

Peer Group:	The companies in the S&P Banks Index on the Date of Grant, excluding Wells Fargo & Company and Hudson City Bancorp, with such adjustments to the composition of the Peer Group as may be determined by the Committee, in its sole discretion. The Committee reviews the companies in the Peer Group annually.
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The Participant must accept the Award online within one year from the date of grant and in accordance with the procedures established by KeyCorp and the Award administrator or this Award Agreement may be cancelled by KeyCorp, in its sole discretion. By accepting the Award in accordance with these procedures, the Participant acknowledges that:

•This Award is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. The Participant understands and agrees that the Award is subject to risk adjustment in accordance with the procedures set forth in the KeyCorp Incentive Compensation Program and Policy. These procedures permit Key, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of the Award under certain circumstances, including in the event that the Participant receives a "Does Not Meet" risk rating as part of his or her annual performance review, and/or in the event of a significant credit, market or operational loss or significant risk event (e.g., high criticality findings, significant failures in the control environment, etc.) (collectively referred to as “risk events”). If a risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk adjustment of the Award.

•The Participant understands that as a condition to receiving the Award, the Participant must agree to be bound by and comply with the terms and conditions of the Plan, the Award Agreement and related Acceptance Agreement. As soon as the Participant accepts the Award, the terms and conditions of the Award Agreement and Acceptance Agreement will constitute a legal contract that will bind both the Participant and KeyCorp.

Additional Terms

1. Effect of Termination.

(a) In General. The Award shall be forfeited automatically without further action or notice if the Participant ceases to be continuously employed by Key prior to the Vesting Date, except as otherwise provided in this Section 1. For purposes of this Section 1, the continuous employment of the Participant shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of Key, by reason of the transfer of employment among KeyCorp and its affiliates.

(b) Certain Terminations. Notwithstanding Section 1(a), if, prior to the Vesting Date:
(i) the Participant’s continuous employment is terminated as a result of the Participant’s death or Disability, the Participant will immediately vest in the target number of Performance Shares; or
(ii) the Participant’s continuous employment is terminated as a result of Retirement, the Participant shall, (A) for any unvested Performance Shares that were granted one year or more prior to the Participant’s effective termination date, fully vest in such Performance Shares, and (B) for any unvested Performance Shares that were granted less than one year prior to Participant’s effective termination date, vest in a pro rata portion of such Performance Shares; however, Key may, in its sole discretion, provide that any unvested Performance Shares that would otherwise be subject to Section 1(b)(ii)(B) (i.e., vest in a pro rata portion as a result of Retirement because such Performance Shares were granted less than one year prior to Participant’s effective termination date) may instead be treated consistent with Section 1(b)(ii)(A) (i.e., fully vest); or
(iii) the Participant’s continuous employment is terminated as a result of the Participant’s Voluntary Resignation on or after attaining age 55 and completion of at least 5 years of service (excluding a Retirement), the Participant will vest in a pro rata portion of any unvested Performance Shares; or
(iv) the Participant’s continuous employment is terminated as a result of a Termination Under Limited Circumstances, the Participant will vest in any unvested Performance Shares on the scheduled Vesting Date(s); provided, however, that should KeyCorp determine, in its sole discretion, that full vesting of any unvested Performance Shares would result in the unjust enrichment of the Participant, or would be contrary to any Key policy, or otherwise could be detrimental to the interests of Key or its shareholders, KeyCorp may choose to vest only a pro-rata portion of the unvested Performance Shares instead.
Subject to Section 14 hereof, Performance Shares vested under the provisions of Section 1(b)(i) or (iii) and any Performance Shares subject to pro rata vesting under the provisions of Section 1(b)(ii) or (iv) shall be paid in cash within 45 days after the termination of the Participant’s employment, and Performance Shares subject to continued vesting under the provisions of Section 1(b)(ii) or (iv) shall be paid in cash within 45 days after the scheduled Vesting Date(s).
The pro rata vesting provided for under this Award Agreement shall be determined by multiplying the number of unvested Performance Shares as of the date of the Participant’s termination by a fraction,

the numerator of which shall be the number of full months of Participant’s continuous employment from the Date of Grant through the date of termination and the denominator of which shall be 36, and adjusting this number at the end of the Performance Period based on the level of achievement of the Performance Goals (and the satisfaction of the other terms and conditions of this Award Agreement, the Plan and the Acceptance Agreement).

(c) Certain Terminations Within Two Years After a Change of Control. Notwithstanding the foregoing provisions of Section 1, if, prior to the Vesting Date, the Participant’s continuous employment with Key is terminated within two years following the date of a Change of Control for any reason other than a Voluntary Resignation (excluding a Voluntary Resignation that constitutes a Retirement, as defined above) or a Termination for Cause, the target number of Performance Shares (or if such Change of Control and termination of employment occurs after the end of the Performance Period, the number of Performance Shares earned under this Award Agreement based upon achievement of the Performance Goals) shall become immediately vested (without pro ration). Subject to Section 11 hereof, Performance Shares vested under the provisions of this Section 1(c) shall be paid in cash within 45 days after the date of the termination of the Participant’s employment.

2. Payment of Vested Performance Shares. Except as otherwise provided in Sections 1(b) or 1(c), any Performance Shares earned pursuant to this Award Agreement shall become vested only if the Participant remains continuously employed by Key from the Date of Grant through the Vesting Date. Payment of any earned and vested Performance Shares shall be made in the form of cash. Each Performance Share shall have a value equal to the average of the Fair Market Value of one Common Share over the 30 trading days immediately prior to and not including the Vesting Date. Except as otherwise provided in Sections 1(b) or 1(c), and further subject to Section 11 hereof, payment of vested Performance Shares shall occur within 45 days after the Vesting Date.
3. Dividend Equivalents. Dividend equivalents shall be credited on the target number of Performance Shares which shall be deemed reinvested and be subject to the same terms and restrictions otherwise applicable to the Performance Shares (including but not limited to vesting requirements) under this Award Agreement, the Plan and the Acceptance Agreement.
4. Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s termination of employment with Key, then the Performance Shares shall be immediately forfeited without further action or notice, and the Participant shall pay to KeyCorp, upon KeyCorp’s demand, the amount of any cash payment received by the Participant pursuant to this Award Agreement within one year prior to the Participant’s termination of employment. This Section 4 shall not apply in the event that Participant’s employment with Key terminates within two years after a Change of Control if any of the following have occurred: (a) a relocation of Participant’s principal place of employment more than 35 miles from Participant’s principal place of employment immediately prior to the Change of Control, (b) a reduction in Participant’s base salary after a Change of Control, or (c) Participant’s termination of employment as a result of a Termination Under Limited Circumstances. This Section 4 shall survive the termination of Participant’s employment.
5. KeyCorp’s Reservation of Rights. As a condition of receiving this Award, the Participant acknowledges and agrees that Key intends to comply with the requirements of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time; (b) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies; and (c) KeyCorp’s risk requirements and policies. As a condition of receiving this Award, the Participant understands and agrees that KeyCorp may, in its sole discretion, (x) decrease or cause the forfeiture of all or any part of this Award, (y) initiate a clawback of all or any part of this Award, and/or (z) demand the Participant’s repayment to KeyCorp of any cash paid to the Participant under this Award if KeyCorp determines that such action is necessary or desirable.
6. Relation to Other Benefits. Any economic or other benefit to the Participant under this Award Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Key and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Key.
7. Taxes and Withholding. To the extent that Key is required to withhold any federal, state, local or other taxes in connection with the delivery of Common Shares under this Award Agreement, then Key shall retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Common Shares on the date of delivery). To the extent that Key is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Award Agreement, then Key shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, (b) retain a number of Common Shares that otherwise would remain subject to this Award with a value equal to the required withholding amount (determined based on the Fair Market Value of the Common Shares on the date the applicable taxes are required to be withheld) and make a corresponding reduction in the number of Performance Shares subject to this Award, or (c) deduct the required tax withholding from any other compensation payable in cash to the Participant. To the extent that withholding taxes are satisfied by the retention of Common Shares, the value of the Common Shares so retained shall not exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Further, to the extent that this Award constitutes a deferral of compensation subject to Section 409A of the Code, any retention of Common Shares pursuant to clause (b) of the immediately preceding sentence to satisfy tax withholding requirements at any time other than at the time of delivery of Common Shares shall be effected only as permitted pursuant to Treasury Regulations Sections 1.409A-3(j)(4)(vi) and 1.409A-3(j)(4)(xi), as applicable.
8. Non-Transferability. Except as otherwise provided in this Award Agreement or the Plan, the Award may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than by will or the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 8 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Award.
9. No Employment Contract. Nothing contained in this Award Agreement shall confer upon the Participant any right with respect to continuance of employment by Key, nor limit or affect in any manner the right of Key to terminate the employment or adjust the compensation of the Participant.
10. Source of Payments. Any cash payments to the Participant under this Award Agreement shall be paid from KeyCorp’s general assets.

11. Entire Agreement; Amendments. This Award Agreement, along with the Plan and the related Acceptance Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained therein, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. KeyCorp may modify or amend this Award Agreement at any time upon written notice to the Participant, provided that KeyCorp may not amend this Award Agreement in a manner adverse to the interests of the Participant without the Participant’s consent. Notwithstanding any other provision of this Award Agreement, if the Committee determines that a change in the business, operations, corporate structure or capital structure of KeyCorp, the manner in which it conducts business or other events or circumstances render the Performance Goals to be unsuitable, the Committee may modify the Performance Goals and/or the related threshold, target and maximum levels of achievement, in whole or in part, as the Committee deems appropriate. Except where the Plan provides that the Award Agreement and/or related Acceptance Agreement may provide for different or additional terms or conditions to those provided in the Plan (in which case those terms or conditions contained in the Award Agreement and/or Acceptance Agreement will govern), in the event of any inconsistency between the provisions of this Award Agreement or the related Acceptance Agreement, on the one hand, and the Plan, on the other, the Plan shall govern.
12. Administration. KeyCorp shall have the right, in accordance with the Plan, to determine any questions which arise in connection with the Award. All such determinations and decisions shall be final, conclusive and binding on all persons, including Key, the Participant and the Participant’s estate and beneficiaries.
13. Successors and Assigns. Without limiting Section 8, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of KeyCorp.
14. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award comply with the provisions of Section 409A of the Code (“Section 409A”). The Award shall accordingly be administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. In particular, if Participant is a "specified employee," as determined by Key in accordance with Section 409A, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Award that constitute a "deferral of compensation" within the meaning of Section 409A, that are provided as a result of Participant’s separation from service and that would otherwise be paid or provided during the first six months following Participant’s separation from service shall be accumulated through (without interest) and paid or provided no earlier than six (6) months following Participant’s separation from service (or, if Participant should die during such six-month period, as soon as administratively possible). Further, but solely to the extent necessary to comply with Section 409A, a transaction shall be considered a Change of Control only if it also qualifies as a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of KeyCorp within the meaning of Section 409A, and the Participant’s “Disability” will be treated as such only if the Participant would also be considered “disabled” within the meaning of Section 409A.

15. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, as in effect on the Date of Grant. Notwithstanding the foregoing, the following capitalized terms shall have the following definitions for purposes of this Award Agreement:
(a) “Retirement” shall mean the Participant’s Voluntary Resignation on or after attaining age 60 and completion of at least 10 years of service.

(b) “Termination Under Limited Circumstances” shall mean the Participant’s termination of employment with Key wherein all of the following events occur: (1) the Participant’s employment with Key terminates under circumstances in which the Participant becomes entitled to receive either: (i) a severance payment under the KeyCorp Separation Pay Plan as in effect at the time of the Participant’s Employment Termination Date, or (ii) salary continuation benefits under the terms and conditions of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement; (2) Participant executes and delivers to Key, within 50 calendar days after the termination of Participant’s employment, a release of claims in a form provided by Key; and (3) such release of claims becomes effective and irrevocable in accordance with its terms.

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Award and in consideration thereof, I accept such Award subject to the terms and conditions of the KeyCorp 2019 Equity Compensation Plan (the “Plan”), the related Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of Key, and (ii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or any amount to be paid to me pursuant to the Award.

1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, information and equipment in my possession or to which I have access that may contain such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship. “Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as Key, and that of its customers or suppliers, and that are not generally known by the public.

I acknowledge that Key has informed me that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Non-Public Information that: (1) is made (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosure of Non-Public Information to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under the federal Defend Trade Secrets Act. This provision does not limit my right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Key, my employment, or this provision. Furthermore, I am not required to contact Key regarding the subject matter of any such communications before engaging in such communications. I understand that my rights as set forth in this paragraph apply to this Acceptance Agreement, as well as any similar agreement that I have entered into, or may enter into, with Key regarding non-disclosure of information.

2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, and which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation. “Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing.

3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee, without the written consent of Key (which consent Key may grant or withhold in its discretion). “Key Employees” shall include (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key.
4. (a) During the course of my employment at Key, I may become aware of Key's customers and prospects through access to trade secrets or other confidential or proprietary information. Except in the performance of my duties for Key, I acknowledge and agree that, from my employment date through a period of one (1) year following my termination of employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity:

(1) solicit any Key customer or potential Key customer for the purposes of directly or indirectly furnishing any financial or banking products or services that compete with or are a substitute for the products and/or services offered by Key, provided that such restriction shall only apply to: (a) any Key customers (i) with whom I directly interacted regarding Key’s products or services, (ii) for whom I provided products or services, or (iii) about whom I was provided access to trade secrets or other confidential and proprietary information as an employee of Key; and (b) any Key prospects with whom I directly interacted regarding Key’s products or services in the 12 months immediately preceding the termination of your employment with Key and about whom I was provided access to trade secrets or other confidential and proprietary information as an employee of Key; and

(2) conduct business with any such Key customers and prospects, provided that such restriction only would apply to financial and banking products and services that compete with or are a substitute for the products and/or services offered by Key and as such restrictions may be limited by FINRA Rule 2140.
If anything contained in this non-solicitation provision or the non-solicitation provision in paragraph 3 above should be determined by any court to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be amended to make it enforceable.

(b) In the event that my employment with Key is terminated as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Acceptance Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5. The aforementioned restrictions in paragraphs 1, 2, 3 and 4(a) of this Acceptance Agreement shall not apply in the event that, within the 2-year period commencing on a Change of Control: (i) my employment with Key is terminated as a result of a Termination Under Limited Circumstances, or (ii) I terminate employment with Key after either (x) a relocation of my principal place of employment more than 35 miles from my principal place of employment immediately prior to the Change of Control, or (y) a reduction in my base salary after a Change of Control.

6. I agree that the Plan, the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to conflicts of laws principles, and that if any term, condition, clause or provision of the Plan, the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Plan, the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Plan, the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Plan, the Award Agreement and this Acceptance Agreement.

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